Report of Independent Registered Public Accounting Firm

To the Board of Trustees and Shareholders of PIMCO Advisors VIT

In planning and performing our audits of the financial statements of OpCap Small Cap
Portfolio OpCap Mid Cap Portfolio PEA Science
Technology Portfolio OpCap US Government
Income Portfolio PEA Renaissance Portfolio OpCap
Managed Portfolio OpCap Equity Portfolio OpCap Global
Equity Portfolio NFJ Dividend Value Portfolio and NFJ
Small Cap Portfolio each a portfolio of PIMCO Advisors
 VIT hereinafter referred to as the Trust for the year ended December 31 2004 we considered its internal control including control activities for safeguarding securities in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form
NSAR not to provide assurance on internal control.

The management of the Trust is responsible for
 establishing
and maintaining internal control. In fulfilling this responsibility estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entitys objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition use or disposition.

Because of inherent limitations in internal control errors or fraud may occur and not be detected. Also projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because
 of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the Public Company Accounting
Oversight Board United States. A material weakness for purposes of this report is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However we noted no matters involving internal control and its operation including controls for safeguarding securities that we consider to be material weaknesses as defined above as of December 31 2004.

This report is intended solely for the information and use of the Board of Trustees management and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


PricewaterhouseCoopers LLP
February 18 2005